Exhibit 5.1

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Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017	212 450 4000 tel 212 701 5800 fax

August 8, 2019

Ranpak Holdings Corp.

7990 Auburn Road

Concord Township, OH 44077

Ladies and Gentlemen:

We have acted as special counsel for Ranpak Holdings Corp. (the “Company”) in connection with the filing of a Registration Statement on Form S-8 under the Securities Act of 1933, as amended, relating to 4,118,055 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share, issuable pursuant to the Ranpak Holdings Corp. 2019 Omnibus Incentive Plan (the “Plan”).

We have examined such documents and such matters of fact and law as we have deemed necessary for the purposes of rendering the opinion expressed herein.

Upon the basis of the foregoing, we are of the opinion that the Shares, when delivered in accordance with the Plan upon receipt by the Company of adequate consideration therefor, will be validly issued, fully paid and nonassessable.

We are members of the Bar of the State of New York, and the foregoing opinion is limited to the laws of the State of New York, the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Davis Polk & Wardwell LLP